Exhibit 4.4

Unless this certificate is presented by an authorized representative of Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”, and together with Euroclear, “Euroclear/Clearstream”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear/Clearstream, or in such other name as is requested by an authorized representative of Euroclear/Clearstream (and any payment is made to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear/Clearstream, or to such other entity as is requested by an authorized representative of Euroclear/Clearstream), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear/Clearstream, has an interest herein.

INTERNATIONAL BUSINESS MACHINES CORPORATION

Floating Rate Note due 2028

ISIN XS3289845631
COMMON CODE 328984563
CUSIP 459200 LW9

No.: I-1

INTERNATIONAL BUSINESS MACHINES CORPORATION, a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear/Clearstream, or registered assigns, the principal sum as set forth in the attached Schedule of Increases and Decreases, at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for that purpose, on February 3, 2028 (the “Maturity Date”), in such coin or currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum at said office or agency, in like coin or currency, on February 3, May 3, August 3 and November 3 of each year, commencing May 3, 2026 (each an “Interest Payment Date”) and on the Maturity Date, at a per annum interest rate (“Interest Rate”) in effect for each day of an Interest Period (as defined below) equal to the Applicable EURIBOR Rate (as defined below), reset quarterly, plus 28 basis points (0.280%), determined as provided herein, until the principal hereof is paid or made available for payment; provided, however, that the Interest Rate shall in no event be lower than zero. The interest so payable on any Interest Payment Date will, as provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the fifteenth day preceding the respective Interest Payment Date (each, a “Regular Record Date”), subject to certain exceptions provided in the Indenture. If the Company shall default in the payment of interest due on such Interest Payment Date, such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered holders of Notes not less than ten days preceding such special record date or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed. The Company will pay the principal of, interest on and additional amounts, if any, in respect of this Note in immediately available funds. Initially, The Bank of New York Mellon, London Branch will act as paying agent. The Company reserves the right at any time to vary or terminate the appointment of any paying agent, to appoint additional or other paying agents and to approve any change in the office through which any paying agent acts.

The Interest Rate for each Interest Period for the Notes will be set on February 3, May 3, August 3 and November 3 of each year, and will be set for the initial Interest Period on February 3, 2026 (each such date, an “Interest Reset Date”) until the principal on the Notes is paid or made available for payment (the “Principal Payment Date”) or the Maturity Date, as applicable. If any Interest Reset Date (other than the initial Interest Reset Date occurring on February 3, 2026) and Interest Payment Date for this Note would otherwise be a day that is not a EURIBOR business day, other than the interest payment date that is also the Maturity Date, such Interest Reset Date and Interest Payment Date shall be the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such Interest Reset Date and Interest Payment Date shall be the immediately preceding EURIBOR business day; and provided further, that if the Maturity Date is not a EURIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such Maturity Date.

“EURIBOR business day” means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (the “T2 system”), or any successor thereto, operates.

“Interest Period” shall mean the period from and including an Interest Reset Date to but excluding the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Maturity Date or Principal Payment Date, as the case may be, to but not including such Maturity Date or Principal Payment Date, as the case may be. If the Principal Payment Date or Maturity Date is not a EURIBOR business day, then the principal amount of this Note plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR business day and no interest shall accrue for the Maturity Date, Principal Payment Date or any day thereafter.

The “Applicable EURIBOR Rate” shall mean the rate determined in accordance with the following provisions:

(1) Two prior T2 days on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Interest Reset Date (each such date, an “Interest Determination Date”), The Bank of New York Mellon, London Branch (the “Calculation Agent”), as agent for the Company, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Bloomberg Screen BBAM Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Bloomberg Screen BBAM Page” means the display designated on page “BBAM” on Bloomberg (or such other page as may replace the “BBAM” page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Bloomberg Screen BBAM Page, the Applicable EURIBOR Rate will be determined as described in (2) below.

(2) With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Bloomberg Screen BBAM Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market as selected by the Company (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Company or its designee will request the principal euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the euro-zone selected by the Company at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by the Company are not quoting as mentioned in this sentence, the relevant Interest Rate for the Interest Period commencing on the Interest Reset Date following such Interest Determination Date will be the Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Interest Reset Date).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes (the “Actual/360” day count). The amount of interest to be paid on the Notes for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period.

The Interest Rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Calculation Agent. The Interest Rate will in no event be lower than zero or higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application; provided, however, that Calculation Agent shall not be responsible for verifying that the rate of interest on the Notes is permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of any holder of the Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the holders of the Notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish the Applicable EURIBOR Rate for any Interest Period, or that the Company proposes to remove such Calculation Agent, the Company shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

None of the Trustee, the paying agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of EURIBOR (or any other benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any benchmark transition event or related benchmark replacement date, (ii) to select, determine or designate any benchmark replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any benchmark replacement adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what benchmark replacement conforming changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, paying agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company without independent investigation, and none will have any liability for actions taken at the Company’s direction in connection therewith.

None of the Trustee, the paying agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein as a result of the unavailability of EURIBOR or other applicable benchmark replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture or this Note and reasonably required for the performance of such duties. None of the Trustee, paying agent or Calculation Agent shall be responsible or liable for the Company’s actions or omissions, or for any failure or delay in the performance by the Company, nor shall any of the Trustee, paying agent or Calculation Agent be under any obligation to oversee or monitor the Company’s performance.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: February 3, 2026	INTERNATIONAL BUSINESS MACHINES CORPORATION

[SEAL]

by

by

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein issued under the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

by
Authorized Signatory

[Signature Page to the Floating Rate Note]

This security is one of a duly authorized issue of unsecured debentures, notes or other evidences of indebtedness of the Company (hereinafter called the “Securities”), of the series hereinafter specified, all issued or to be issued under an indenture dated as of October 1, 1993, duly executed and delivered by the Company to The Bank of New York Mellon, a New York banking corporation, as trustee (hereinafter called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 15, 1995, between the Company and the Trustee, as trustee (hereinafter called the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Security is one of a series designated as the Floating Rate Notes due 2028 of the Company (hereinafter called the “Notes”) issued under the Indenture.

In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof together with interest accrued thereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of all series to be affected (acting as one class), to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of such series to be affected; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of the principal of, or any installment of principal of or interest on, or the currency of payment of, any Security; (ii) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof; (iii) impair the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof (or, in the case of redemption, on or after the redemption date); (iv) reduce the percentage in principal amount of the outstanding Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (v) change any obligation of the Company, with respect to outstanding Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or (vi) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Securities of such series or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Security affected thereby. It is also provided in the Indenture that the holders of a majority in aggregate principal amount of the Securities of a series at the time outstanding may on behalf of the holders of all the Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Security of such series or in respect of a covenant or provision which cannot be modified without the consent of the holder of each outstanding Security of the series affected. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

The Indenture permits the Company to Discharge its obligations with respect to the Notes on the 91st day following the satisfaction of the conditions set forth in the Indenture, which include the deposit with the Trustee of money or Foreign Government Securities or a combination thereof sufficient to pay and discharge each installment of principal of (including premium, if any, on) and interest, if any, on the outstanding Notes.

If the Company shall, in accordance with Section 901 of the Indenture, consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, the successor shall succeed to, and be substituted for, the person named as the “Company” on the face of this Note, all on the terms set forth in the Indenture.

The Notes are issuable in registered form without coupons in denominations of €100,000 and any integral multiple of €1,000 in excess thereof. In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for an equal aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for such purpose.

All payments of principal, interest and additional amounts, if any, including payments made upon any redemption of the Notes, will be made in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until such currency is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default as defined in the Indenture.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on this Note such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on this Note to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)              to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)              being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b)              having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(c)              being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)              being or having been a ‘‘10-percent shareholder’’ of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)              being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)              to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)              to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)              to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5)              to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)              to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)              to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

(8)              to any taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements entered into in connection with the implementation thereof;

(9)              with respect to any payment to the extent such payment could have been made without such deduction or withholding if the holder or beneficial owner of the Notes had presented the Notes for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment became due and payable or date on which payment thereof is duly provided for, whichever is later, except for additional amounts with respect to taxes that would have been imposed had the holder or beneficial owner presented the Notes for payment within such 30-day period; and

(10)            in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided in this Note, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of, or in any government or political subdivision.

As used in this Note, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, and the term “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after January 29, 2026, the Company becomes, or based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described above with respect to this Note, then the Company may at its option redeem, in whole, but not in part, this Note on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of its principal amount, together with interest accrued but unpaid on this Note to the date fixed for redemption.

Except in connection with certain tax events, as described above, the Notes are not redeemable prior to maturity at the Company’s option.

“Business Day” means any day other than a Saturday or Sunday (1) that is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the T2 system, or any successor thereto, operates.

The Company will notify the Trustee of the redemption price promptly after the calculation thereof and the Trustee shall not be responsible or liable for any calculation of the redemption price or of any component thereof.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the Redemption Date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on that date.

Upon due presentation for registration of transfer of this Note at the office or agency of the Company for such registration in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for such purpose, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of the principal of, premium, if any, and interest on this Note, as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice of the contrary. All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.

Individual certificates will not be issued in exchange for this Note, except in the limited circumstances set forth in the following sentence or as otherwise provided for in the Indenture. If Euroclear or Clearstream notifies the Company that it is unwilling or unable to continue as a clearing system in connection with this Note, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear or Clearstream, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in this Note upon delivery of this Note for cancellation. If the Company issues definitive Notes, interest on such Notes will be payable either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account, which application shall remain in effect until the holder notifies the registrar, in writing, to the contrary.

No recourse for the payment of the principal of, premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released. Unless otherwise defined in this Note, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Note is €750,000,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian